Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Boston Scientific Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated February 23, 2022, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 and our report dated February 23, 2022 with respect to the effectiveness of internal control over financial reporting of Boston Scientific Corporation as of December 31, 2021, both included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2022